Exhibit 4.4

SUBSCRIPTION AGENT AGREEMENT

This Subscription Agent Agreement (the “Agreement”) is made as of September ____, 2008, between Hotel Outsource Management International, Inc., a Delaware corporation (the “Company”), and Standard Registrar & Transfer Co. Inc., a Utah corporation (the “Agent” or “Standard”). All terms not defined herein shall have the meaning abscribed to such terms in the prospectus (the “Prospectus”) included in the Registration Statement on Form S-1 (File No. [                    ]) filed by the Company with the Securities and Exchange Commission (the “SEC”) on September _, 2008, as amended by any amendment filed with respect thereto (the “Registration Statement”).

WHEREAS, the Company proposes to distribute non-transferable rights to subscribe for shares of its common stock, par value $0.001 per share (the “Common Stock”), to the stockholders (“Stockholders”) of record as of 5:00 p.m., New York City time, on [                    ], 2008, or such later date as the registration statement regarding the rights offering is declared effective by the SEC (the “Record Date”) by issuing rights certificates or other evidences of the subscription rights, in the form designated by the Company (the “Rights Certificates”), pursuant to which each Stockholder will have the subscription rights (the “Subscription Rights”) to subscribe for shares of Common Stock as described in and on such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability, will promptly be delivered to the Agent; and

WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Rights Certificates and the issuance and exercise of the Subscription Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1. Appointment. The Company hereby appoints the Agent to act as subscription agent in connection with the distribution of the Rights Certificates and the issuance and exercise of the Subscription Rights in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

2. Form and Execution of Rights Certificates. Each Rights Certificate shall be irrevocable and non-transferable. The Agent shall, in its capacity as transfer agent of the Company, maintain a register of Rights Certificates and the holders of record thereof (each of whom shall be deemed a “Stockholder” hereunder for purposes of determining the rights of holders of Rights Certificates). Each Rights Certificate shall, subject to the provisions thereof, entitle the Stockholder in whose name it is recorded to the following:
A. With respect to Stockholders as of 5:00 p.m., New York City time, on the Record Date only (“Record Date Stockholders”), the right to acquire during the Subscription Period (as defined in the Prospectus), at the Subscription Price (as defined in the Prospectus), the number of shares of Common Stock defined in the Prospectus for every one Right (the “Basic Subscription Right”); and
B. With respect to Record Date Stockholders only, the right to subscribe for additional shares of Common Stock, subject to the limitations contained in the Prospectus and to the allotment of such shares as may be available among Record Date Stockholders who exercise Over-Subscription Priveleges on the basis specified in the Prospectus; provided, however, that such Record Date Stockholder has exercised their Basic Subscription Rights in full (the “Over-Subscription Privilege”).

3. Subscription Rights and Issuance of Rights Certificates.
A. Each Rights Certificate shall evidence the Subscription Rights of the Stockholder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.
B. Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Stockholders as of the Record Date to be prepared by the Agent in its capacity as transfer agent of the Company, prepare and record Rights Certificates in the names of the Stockholders, setting forth the number of Suscription Rights to subscribe for the Company’s Common Stock calculated on the basis of one Right for each whole share of Common Stock recorded on the books in the name of each such Stockholder as of the Record Date. The number of Subscription Rights that are issued to Record Date Stockholders will be rounded down, by the Agent, to the nearest number of full shares of Common Stock held by each Record Date Stockholder. Fractional Subscription Rights will not be issued. Each Rights Certificate shall be dated as of the Record Date and may be executed manually or by facsimile signature of a duly authorized officer of the Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall deliver the Rights Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Company deems necessary or appropriate, to all Record Date Stockholders with record addresses in the United States (including its territories and possessions and the District of Columbia) by first class mail.

4. Exercise.
A. Record Date Stockholders may acquire shares of Common Stock on the exercise of the Basic Subscription Rights and, if the Basic Subscription Rights are exercised in full, pursuant to the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Rights Certificate with respect thereto, duly executed by such Stockholder in accordance with and as provided by the terms and conditions of the Rights Certificate, together with (ii) the estimated purchase price, as disclosed in the Prospectus, for each share of Common Stock subscribed for by exercise of such Subscription Rights, in U.S. dollars by money order or check drawn on a bank in the United States, postal or express money order, in each case payable to the order of Standard, or wire transfer of immediately available funds to an account of Standard specified in the Rights Certificate or instructions as to use of the Rights Certificates.
B. Subscription Rights may be exercised at any time after the date of issuance of the Rights Certificates with respect thereto but no later than 5:00 p.m., New York City time, on such date as the Company shall designate to the Agent in writing (the “Expiration Date”). For the purpose of determining the time of the exercise of any Subscription Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received by the Agent specified in the Prospectus.
C. Notwithstanding the provisions of Section 4(A) and 4(B) regarding delivery of an executed Rights Certificate to the Agent prior to 5:00 p.m., New York City time, on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, a trust company or a New York Stock Exchange member guaranteeing delivery and payment of the full Subscription Price (as defined in the Prospectus) for the shares of Common Stock subscribed pursuant to the Stockholder’s Basic Subscription Rights and any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, then such exercise of Basic Subscription Rights and Over-Subscription Privilege shall be regarded as timely, subject, however, to receipt of the duly executed Rights Certificate within three Business Days (as defined below) after the Expiration Date (the “Protect Period”). For the purposes of the Prospectus and this Agreement, “Business Day” shall mean any day on which trading is conducted on the New York Stock Exchange.
D. As soon as practicable after the Expiration Date, Standard shall send to each exercising Stockholder (or, if shares of Common Stock on the Record Date are held by broker, custodian bank, or other nominee, to such broker, custodian bank, or other nominee) a confirmation showing the number of shares of Common Stock acquired pursuant to the Basic Subscription Rights, and, if applicable, the Over-Subscription Privilege, the per share and total purchase price for such shares, and any excess to be refunded by the Company to such Stockholder in the form of a check and stub, along with a letter explaining the allocation of shares of Common Stock pursuant to the Over-Subscription Privilege.
E. If a Stockholder does not make timely payment of any additional amounts due in accordance with Section 4(C), Standard will consult with the Company in accordance with Section 5 as to the appropriate action to be taken. Standard will not issue or deliver certificates or Statements of Holding for shares subscribed for until payment in full therefore has been received, including collection of checks and payment pursuant to notices of guaranteed delivery.

5. Validity of Subscriptions. Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

6. Over-Subscription. If, after allocation of shares of Common Stock to Record Date Stockholders, there remain unexercised Subscription Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the “Remaining Shares”) to Stockholders who have exercised their Basic Subscription Rights in full and who elected to exercise their Over-Subscription Privilege. Shares subscribed for pursuant to the Over-Subscription Privilege will be allocated according to the formula and subject to the limitations set forth in the Prospectus. If the number of shares for which the Over-Subscription Privilege has been exercised is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares to Record Date Stockholders exercising Over-Subscription Privileges as described in the Prospectus. The percentage of Remaining Shares each over-subscribing Record Date Stockholder acquires will be rounded down to result in delivery of whole shares of Common Stock. The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable. Any Remaining Shares offered but not subscribed for by the Record Date Stockholders pursuant to the exercise of either Basic Subscription Rights and Over-Subscription Privileges and any shares of Common Stock issued pursuant to the minimum guarantee amount in the standby purchase agreements shall be allocated to the standby purchasers on the terms and conditions set forth in the Prospectus and the standby purchase agreements.

7. Delivery of Shares. The Agent will deliver certificates or Statement of Holding reflecting new shares of Common Stock, representing those shares of Common Stock purchased pursuant to exercise of Basic Subscription Rights and, as applicable, Over-Subscription Privileges as soon as practicable after the Expiration Date.

8. Holding Proceeds of Rights Offering.
A. All proceeds received by Standard from Stockholders in respect of the exercise of Subscription Rights shall be held by Standard, on behalf of the Company, in a segregated account (the “Account”). No interest shall accrue to the Company or Stockholders on funds held in the Account pending disbursement in the manner described in Section 4 above.
B. Standard shall deliver all proceeds received in respect of the exercise of Subscription Rights to the Company as promptly as practicable, but in no event later than three business days after the Expiration Date of the Rights Offering.
C. The Company acknowledges that the bank accounts maintained by Standard in connection with the services provided under this Agreement will be in its name and that Standard may receive investment earnings in connection with the investment at Standard's risk and for its benefit of funds held in those accounts from time to time.

9. Reports. Daily, during the period commencing on the date hereof, until termination of the Subscription Period, the Agent will report by telephone or telecopier, confirmed by letter, to an officer of the Company, data regarding Subscription Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day’s report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Company and the Agent.

10. Loss or Mutilation. If any Rights Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent, issue a new Rights Certificate of like denomination in substitution for the Rights Certificate so lost, stolen, mutilated or destroyed.

11. Compensation for Services. The Company agrees to pay to the Agent, as compensation for Agent’s services hereunder, in accordance with the Fee Schedule attached hereto as Exhibit A. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

12. Instructions, Indemnification and Limitation of Liability. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:
A. The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent’s control.
B. The Company will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Company, except for any liability or expense which shall arise out of the gross negligence, bad faith or willful misconduct of the Agent or such nominees.
C. Promptly after the receipt by the Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing. The Company shall be entitled to participate as its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. For the purposes of this Section 12, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Agent, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

D. The Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Agent’s negligence or willful misconduct or which arise out of the breach of any representation or warranty of Agent hereunder, for which Agent is not entitled to indemnification under this Agreement.

13. Changes in Rights Certificate. The Agent may, without the consent or concurrence of the Stockholders in whose names Rights Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Rights Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Rights Certificate except insofar as any such change may confer additional rights upon the Stockholders.

14. Assignment/Delegation.
A. Except as provided in Section 14(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.
B. The Agent may, without further consent on the part of the Company, subcontract with other subcontractors for systems, processing, telephone and mailing services, and post-exchange activities, as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.
C. Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Agent and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Agent and the Company.

15. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the law of the State of New York and shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and permitted assigns of the parties hereto.

16. Third Party Beneficiaries. This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

17. Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorist acts, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liabile for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

18. Consequential Damages. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidential damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

19. Severability. If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the valididty, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

21. Captions. The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

22. Confidentiality. The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

23. Term and Termination. This Agreement shall remain in effect until the earlier of (a) 60 days after the Expiration Date; (b) it is terminated by either party upon a material breach of this Agreement which remains uncured for 30 days after written notice of such breach has been provided; or (c) 30 days’ written notice has been provided by either party to the other. Upon termination of the Agreement, the Agent shall retain all canceled Rights Certificates and related documentation as required by applicable law.

24. Notices. Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Agent and the Company required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, telecopier or overnight courier guaranteeing next day delivery, addressed as follows:

If to the Company, to:
Hotel Outsource Management International, Inc.
80 Wall Street, Suite 815
New York, New York 10005
Attention: Daniel Cohen, President

If to the Agent, to:
Standard Registrar & Transfer Co. Inc.
12528 South 1840 East
Draper, Utah 84020
Attention: [                                ]

25. Survival. The provisions of Paragraphs 12, 15, 17-19, 22, and 24-26 shall survive any termination, for any reason, of this Agreement.

26. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supercedes any prior agreement with respect to the subject matter hereof whether oral or written.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

STANDARD REGISTRAR & TRANSFER CO. INC.

By: _____________________

Date: ____________________

Title: ____________________

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.

By: _____________________

Date: ____________________

Title: ____________________